Exhibit 10.2

Rules, Policies and Procedures for Equity Awards Granted to Employees

May 15, 2020

These Rules, Policies and Procedures for Equity Awards Granted to Employees (these “Rules”), on or after May 15, 2020, together with a grant notice (as applicable, the “Grant Notice”), comprise each Participant’s agreement with Compass Minerals International, Inc., a Delaware corporation (the “Company”), regarding Awards awarded under the Compass Minerals International, Inc. 2020 Incentive Award Plan (as amended from time to time, the “Plan”).

ARTICLE I.

GENERAL

1.1 Incorporation of Terms of Plan. Awards are subject to the terms and conditions set forth in these Rules, the Grant Notice and the Plan, each of which is incorporated herein by reference. In the event of any inconsistency between the Plan and these Rules, the terms of the Plan will control. Awards are subject to the Company’s Compensation Clawback Policy, dated February 2016, or any successor policy thereto (the “Clawback Policy”).

1.2 Defined Terms. Certain terms in these Rules are defined in Article IV. Capitalized terms not specifically defined in these Rules have the meanings specified in the Plan.

ARTICLE II.

VESTING, EXERCISABILITY, DIVIDEND EQUIVALENTS

2.1 Vesting of Award. Each Award will vest and, for Options, become exercisable according to the vesting schedule in the Grant Notice (the “Vesting Schedule”).

2.2 Duration of Exercisability of Options. The Vesting Schedule is cumulative. Any portion of an Option which vests and becomes exercisable will remain vested and exercisable until the Option expires. An Option will be forfeited immediately upon its expiration.

2.3 Person Eligible to Exercise Options. During Participant’s lifetime, only Participant may exercise the Options. After Participant’s death, any exercisable portion of the Options may, prior to the time the Options expire, be exercised by Participant’s Designated Beneficiary as provided in the Plan.

2.4 Partial Exercise of Options. Any exercisable portion of the Options or the entire Option, if then wholly exercisable, may be exercised, in whole or in part, according to the procedures in the Section 2.5 at any time prior to the time the Options or portion thereof expires, except that the Option may only be exercised for whole shares.

2.5 Exercise of Options. A Participant may exercise Options by delivering to the Company (or its authorized agent), during the period in which such Options are exercisable, (i) a notice of exercise, which may be electronic, of Participant’s intent to purchase a specific number of shares of Common Stock pursuant to the Grant Notice, and (ii) full payment of the price per share of Common Stock (“Option Price”) for such specific number of shares of Common Stock. Payment may be made by any one or more of the following means:

(a) cash, personal check or wire transfer;

(b) if approved and permitted by the Compensation Committee, shares of Common Stock, owned by Participant, with a Fair Market Value on the date of exercise equal to the Option Price, which such shares of Common Stock must be fully paid, non-assessable and free and clear from all liens and encumbrances; or

(c) if approved and permitted by the Compensation Committee, through the sale of the shares of Common Stock acquired on exercise of Options through a broker to whom Participant has submitted irrevocable instructions to deliver promptly to the Company an amount sufficient to pay for such shares of Common Stock, together with, if required by the Company, the amount of federal, state, local or foreign withholding taxes payable by reason of such exercise (and a copy of such delivery instructions must also be delivered to the Company by Participant with the notice of exercise).

2.6 Expiration of Options. Except as the Compensation Committee may otherwise approve, the Options may not be exercised to any extent by anyone after, and will expire on, the first of the following to occur:

(a) The final expiration date set forth in the Grant Notice;

(b) The expiration of 90 days from the date of Participant’s Termination of Service, unless Sections 2.6 (c) or (d) apply;

(c) The expiration of one year from the date of Participant’s Termination of Service by reason of Participant’s death, Disability or Retirement;

(d) If Participant is terminated without Cause within 18 months (or 24 months for any Participant subject to a Change in Control Severance Agreement) following such Change of Control and prior to the Vesting End Date, the expiration of one year from the date of Participant’s Termination of Service; and

(e) Participant’s Termination of Service for Cause;

For purposes of the foregoing, if Participant’s right to exercise an Option expires during a blackout trading period and Participant is prohibited from exercising the Option during such period due to trading restrictions, Participant will have an additional 30 days following the expiration of such blackout period to exercise the Option; provided, in no event will the term of any Option be extended beyond the final expiration date set forth in the Grant Notice (or the seventh anniversary of the date of grant, if sooner).

2.7 Dividend Equivalents.

(a) Options. No Dividend Equivalents will be paid with respect to Options.

(b) Performance Stock Units. A Participant who has been granted Dividend Equivalents with respect to any Performance Stock Units will be entitled to receive ordinary cash dividends paid to holders of outstanding shares with a record date on or after the date of grant and prior to the date the applicable Performance Stock Unit is vested, paid or settled. Each Dividend Equivalent entitles Participant to receive the equivalent value of any such ordinary cash dividends paid on a single share in cash (or other property being distributed) with respect to each Performance Stock Unit that is earned and payable, less applicable withholding taxes. Such Dividend Equivalents will be paid in cash (or other property being distributed) no later than 30 days following the date payment is made with respect to Participant’s Performance Stock Units.

(c) Restricted Stock Units. A Participant who has been granted Dividend Equivalents with respect to any Restricted Stock Units will be entitled to receive ordinary cash dividends paid to holders of outstanding shares with a record date on or after the date of grant and prior to the date the applicable Restricted Stock Unit is vested, paid, settled, forfeited or otherwise expires. Each Dividend Equivalent entitles participant to receive the equivalent value of any such ordinary cash dividends paid on a single share in cash (or other property being distributed), less applicable withholding taxes, which will be paid no later than 30 days following the payment date for the respective dividend. Notwithstanding the foregoing, with respect to Restricted Stock Units that include performance goals with respect to a given calendar year (a “Performance Year”), no Dividend Equivalents will be payable during such Performance Year; provided that if the performance goals set forth in the applicable Grant Notice with respect to such Performance Year are satisfied, and if Participant is employed on the first record date in the calendar year following the Performance Year, then no later than 30 days following the first dividend payment date in the year following the Performance Year the Company will pay a catch-up payment in an amount equal to the Dividend Equivalents Participant would have received in the Performance Year with respect to Participant’s Restricted Stock Units.

ARTICLE III.

TERMINATION OF SERVICE

3.1 Death, Disability or Retirement. Notwithstanding anything in the Grant Notice or the Plan to the contrary, unless (i) the Compensation Committee (the “Compensation Committee”) of the Board otherwise determines, (ii) otherwise set forth herein, or (iii) a Participant is entitled to special vesting rights under the Company’s Executive Severance Plan on account of a qualifying termination under such plan, each Award will immediately be forfeited and expire, as applicable, as to any portion that is not vested or exercisable as of Participant’s Termination of Service for any reason. Notwithstanding the foregoing, the following provisions will apply in the event of Participant’s Termination of Service due to death, Disability or Retirement:

(a) Death. In the event of Participant’s death prior to the Vesting End Date, then any: (i) unvested Options will be immediately vested and exercisable as of the date of Participant’s death; (ii) Performance Stock Units will be immediately vested and earned and paid “at target” within 60 days of Participant’s death; and (iii) Restricted Stock Units will be immediately vested and paid within 60 days of Participant’s death. Any Awards payable after Participant’s death will be paid to Participant’s Designated Beneficiary as provided in the Plan.

(b) Disability. In the event of Participant’s Disability prior to the Vesting End Date, then any (i) unvested Options will be immediately vested and exercisable as of the date of Participant’s Disability; (ii) Performance Stock Units will be immediately vested and earned and paid “at target” within 60 days of Participant’s Disability; and (iii) Restricted Stock Units will be immediately vested and paid within 60 days of Participant’s Disability.

(c) Retirement. In the event of Participant’s Retirement prior to the Vesting End Date, then any (i) unvested Options will be immediately vested and exercisable as of the date of Retirement; (ii) Performance Stock Units will continue to vest in accordance with the applicable Vesting Schedule and will be eligible to be earned and paid based on actual performance and payment (if any), will be made to Participant at the same time and in the same manner that payment would have been paid to Participant had he or she remained employed through the end of the Performance Period; and (iii) Restricted Stock Units will be immediately vested and paid within 60 days of Participant’s Retirement.

3.2 Change of Control(a). If in connection with a Change of Control, (i) a Participant’s Awards are not assumed or an economically equivalent right is not substituted by the surviving or successor entity immediately after such Change in Control, or (ii) a Participant is involuntarily terminated without Cause or terminates for Good Reason in either case within 18 months (or 24 months for any Participant subject to a Change in Control Severance Agreement with the Company) following such Change of Control and prior to the Vesting End Date, Performance Period or restriction period, as applicable, then, notwithstanding Section 3.1, any (i) unvested Options will become immediately vested and exercisable; (ii) Performance Stock Units will become immediately vested; the number of Performance Stock Units earned and payable with respect to the Performance Period will be determined based on the Company’s actual performance through the effective date of such Change of Control or Termination of Service (as applicable), or the most recent practicable measurement date if performance data is not available through such date; and Participant will receive, within 30 days following such Change in Control or Termination of Service (as applicable), a number of shares of Common Stock or stock of the surviving or successor entity (in certificate or book entry form and rounded to the nearest whole share) equal to the number of Performance Stock Units determined to have been earned; provided, however, payment will be made in cash if the Common Stock of the Company or the stock of the surviving or successor entity with respect to which such Common Stock is converted is not traded on a national securities exchange or automated dealer quotation system; and (iii) Restricted Stock Units will become immediately vested and will be paid within 30 days following the effective date of such Change of Control or Termination of Service (as applicable).

3.3 Termination for Cause. If a Participant incurs a Termination of Service prior to the Vesting End Date for Cause, then all outstanding Awards (irrespective of whether or not vested) will be immediately forfeited and will have no further force or effect.

ARTICLE IV.

DEFINITIONS

4.1 “Cause” means, a Participant’s Termination of Service by the Company as a result of (i) Participant’s (x) conviction of, or plea of guilty or nolo contendere to, a felony or misdemeanor involving moral turpitude or (y) indictment for a felony or misdemeanor under the federal securities laws, (ii) willful misconduct or gross negligence in connection with Participant’s duties to the Company or any Subsidiary resulting in material harm to the Company or any Subsidiary, (iii) willful failure to substantially perform, or breach of, Participant’s duties or responsibilities to the Company or any Subsidiary, (iv) willful breach by Participant of (y) any restrictive covenant agreement or (z) any confidentiality agreement entered into between Participant and the Company or any Subsidiary, (v) fraud, embezzlement, theft, or material dishonesty by Participant against the Company or any Subsidiary, (vi) willful violation by Participant of a policy or procedure of the Company or any Subsidiary, resulting in material harm to the Company or any Subsidiary, or (vii) Participant’s willful failure to carry out, or comply with, in any material respect any lawful and reasonable directive of the Chief Executive Officer of the Company. For purposes of this paragraph, “willful” means those acts taken/not taken in bad faith and without reasonable belief such action/inaction was in the best interests of the Company or its Subsidiaries. Any action/inaction, based upon authority given pursuant to a resolution duly adopted by the Board will be conclusively presumed to be done, or omitted to be done, by Participant in good faith and in the best interests of the Company. The Company must notify Participant of an event constituting Cause, in accordance with Section 5.9, within 90 days following the Company’s knowledge of its existence or such event shall not constitute Cause under the Plan. Notwithstanding the foregoing, with respect to any Participant who is a party to a Change in Control Severance Agreement with the Company or a Subsidiary, the term “Cause” will have the same meaning as set forth in such Change in Control Severance Agreement. Further, with respect to Participants employed or residing outside of the United States, “Cause” will have the same meaning as reflected in Participant’s written employment agreement with Participant’s Employer (if any) or as detailed herein unless prohibited under applicable law and in such case, the definition for Cause as determined under applicable law.

4.2 “Change in Control Severance Agreement” means a written agreement entered into and in effect between Participant, on the one hand, and the Company, on the other hand, providing for certain severance benefits to be paid to the employee upon the occurrence of, or following, a Change in Control.

4.3 “Designated Beneficiary” means the beneficiary or beneficiaries designated, in a manner determined by the Administrator, by a Participant to receive amounts due or exercise rights of Participant in the event of Participant’s death or Disability. In the absence of an effective designation by a Participant, “Designated Beneficiary” will mean Participant’s estate or, with respect to Participants employed or residing outside of the United States, Participant’s heirs as determined under applicable law.

4.4 “Disability” means Participant is unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than 12 months; or is, by reason of a medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than 12 months, receiving replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company. Further, with respect to Participants employed or residing outside of the United States, “Disability” will have the same meaning as reflected in Participant’s written employment agreement with Participant’s Employer (if any) or as detailed herein unless prohibited under applicable law and in such case, the definition for Disability as determined under applicable law.

4.5 “Employer” means the Company or any Subsidiary that employs Participant on an applicable date.

4.6 “Executive Severance Plan” means the Amended and Restated Compass Minerals International, Inc. Executive Severance Plan, as may be amended from time to time.

4.7 “Good Reason” means in connection with Participant’s Termination of Service, the occurrence of any of the following events within 18 months (or 24 months for any Participant subject to a Change in Control Severance Agreement) after a Change of Control without Participant’s express written consent: (i) a material adverse change in Participant’s duties or responsibilities as of the Change in Control (or as the same may be increased from time to time thereafter); provided, however, that none of (A) a modification to a portion of the Company’s overall business, (B) a change in Participant’s reporting structure, title, duties or responsibilities, in each case that occurs solely a result of the Company no longer being a publicly traded entity, or (C) a change in Participant’s duties or responsibilities, in each case that is part of an across-the-board change in duties or responsibilities of employees at Participant’s level shall in and of itself constitute Good Reason; (ii) any material reduction in Participant’s target total direct compensation (which includes annual base salary, annual incentives and long-term incentives); provided, however, that Good Reason shall not include such a reduction of less than 10% that is part of an across-the-board reduction applicable to employees at Participant’s level; or (iii) any material breach by the Company or one of its Subsidiaries of the Participant’s Grant Notice or any material compensation agreement between the Company and Participant; or (iv) Company’s relocation of Participant’s primary office location more than 50 miles from Participant’s primary office location prior to such relocation and more than 50 miles from Participant’s principal residence as of the Change of Control. Notwithstanding the foregoing, (i) with respect to any Participant who is a party to a Change in Control Severance Agreement with the Company or a Subsidiary, the term “Good Reason” will have the same meaning as set forth in such Change in Control Severance Agreement and (ii) a Participant must provide written notice of Termination of Service to the Company within 90 days of Participant’s initial knowledge of an event constituting Termination of Service for Good Reason (or such event will not constitute Termination of Service for Good Reason under the Plan) and the Company will have a period of at least 30 days to cure such event without triggering a Termination of Service for Good Reason.

4.8 “Performance Stock Units” means Common Stock award to Participant under the Plan that is subject to certain restrictions, including Performance Criteria and Performance Goals, and may be subject to risk of forfeiture or repurchase.

4.9 “Retirement” means with respect to a Participant, such Participant’s voluntary separation from service on or after attaining age 60 with a combined age and years of service equal to or greater than 65, to the extent such provision does not violate applicable law.

4.10 “Vesting End Date” means the day on which the period of vesting for an applicable Award expires, as determined by the Vesting Schedule.

ARTICLE V.

OTHER PROVISIONS

5.1 Tax Withholding. Regardless of any action the Company or the Employer takes with respect to any or all income tax (including U.S. federal, state and local taxes and non-U.S. taxes), social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), Participant acknowledges and agrees that the ultimate liability for all Tax-Related Items legally due by Participant is and remains Participant’s responsibility and that the Company and its Subsidiaries (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with the awarding, vesting or exercise of an Award or the subsequent sale of Common Stock (b) do not commit to structure the terms of an Award (or any aspect of an Award) to reduce or eliminate Participant’s liability for Tax-Related Items.

As a condition to the issuance of any shares of Common Stock pursuant to any Award or the satisfaction of any vesting condition with respect to the shares of Common Stock to be issued, if Participant’s country of residence (and the country of employment, if different) requires withholding of Tax-Related Items, the Company immediately may sell a sufficient whole number of shares of Common Stock that have an aggregate Fair Market Value (as determined by the Company in its sole discretion) sufficient to pay the Tax-Related Items required to be withheld with respect to the shares of Common Stock. For purposes of the foregoing, Participant agrees to sign any agreements, forms and consents that are reasonably requested by the Company (or the Company’s designated brokerage firm or plan administrator) to effectuate the sale of the shares of Common Stock (including, without limitation, as to the transfer of the sale proceeds to the Company to satisfy the Tax-Related Items required to be withheld).

Alternatively, the Company may hold back from the total number of shares of Common Stock to be delivered to Participant, and will cause to be transferred to the Company, whole shares of Common Stock that have an aggregate Fair Market Value (as determined by the Company in its sole discretion) sufficient to pay the Tax-Related Items required to be withheld with respect to the shares of Common Stock. The cash equivalent of the shares of Common Stock withheld will be used to settle the obligation to withhold the Tax-Related Items. Further, the Company or the Employer may, in its discretion, withhold any amount necessary to pay the Tax-Related Items from Participant’s salary or any other amounts payable to Participant, with no withholding of shares of Common Stock or sale of shares of Common Stock, or may require Participant to submit a cash payment equivalent to the Tax-Related Items required to be withheld with respect to the Award. For purposes of the foregoing, the Company or the Employer may calculate the amount of Tax-Related Items required to be withheld with respect to an Award based upon a withholding rate up to (but not exceeding) the maximum statutory rate permitted under applicable law.

By accepting an Award, Participant expressly consents to the foregoing methods of withholding for Tax-Related Items. All other Tax-Related Items related to an Award and any shares of Common Stock delivered in settlement thereof are Participant’s sole responsibility. Participant agrees to indemnify the Company and its Subsidiaries against any and all liabilities, damages, costs and expenses that the Company and its Subsidiaries may hereafter incur, suffer or be required to pay with respect to the payment or withholding of any Tax-Related Items.

5.2 Section 409A. To the extent applicable, Awards will be subject to Section 12.10 of the Plan regarding Section 409A of the Code. In that regard, to the extent any Award is subject to Section 409A, and such Award or other amount is payable on account of Participant’s “Termination of Service” (or any similarly defined term), then (a) such Award or amount will only be paid to the extent such Termination of Service qualifies as a “separation from service” as defined in Section 409A, and (b) if such Award or amount is payable to a “specified employee” as defined in Section 409A then to the extent required in order to avoid a prohibited distribution under Section 409A, such Award or other compensatory payment will not be payable prior to the earlier of (i) the expiration of the six-month period measured from the date of Participant’s separation from service, or (ii) the date of Participant’s death.

5.3 Legal and Tax Compliance; Cooperation. If Participant is resident or employed outside of the United States, Participant agrees, as a condition of the grant of an Award, to repatriate all payments attributable to the shares of Common Stock and cash acquired under the Plan (including, but not limited to, dividends and any proceeds derived from the sale of the shares of Common Stock acquired pursuant to an Award) if required by and in accordance with applicable foreign exchange rules and regulations in Participant’s country of residence (and country of employment, if different). Participant also agrees to take any and all actions, and consents to any and all actions taken by the Company and its Subsidiaries, as may be required to allow the Company and its Subsidiaries to comply with applicable laws, rules and regulations in Participant’s country of residence (and country of employment, if different). Participant also agrees to take any and all actions as may be required to comply with Participant’s personal legal and tax obligations under applicable laws, rules and regulations in Participant’s country of residence (and country of employment, if different).

5.4 Restrictive Covenants. Notwithstanding any provision in a Grant Notice to the contrary, each Award granted under the Plan to Participant is expressly conditioned upon such Participant’s execution of a Restricted Covenant Agreement in the form designated by and acceptable to the Company in its sole discretion. If Participant fails or refuses to execute such Restricted Covenant Agreement, then each Award will be null and void.

5.5 Data Privacy. The Company’s headquarters is currently located at 9900 West 109th Street, Suite 100, Overland Park, Kansas, 66210, United States of America, and the Company grants Awards under the Plan to employees of the Company and its Subsidiaries in its sole discretion. In conjunction with the Company’s grant of Awards under the Plan and its ongoing administration of such Awards, the Company is providing the following information about its data collection, processing, usage and transfer practices (“Personal Data Activities”). In accepting the grant of an Award, Participant expressly and explicitly consents to the Personal Data Activities as described herein.

(a) Data Collection, Processing and Usage. The Company collects, processes and uses Participant’s personal data, including Participant’s name, home address, email address, and telephone number, date of birth, social insurance number or other identification number, salary, citizenship, job title, any shares of Common Stock or directorships held in the Company, and details of all Awards or any other equity compensation awards granted, canceled, exercised, vested, or outstanding in Participant’s favor, which the Company receives from Participant or the Employer. In granting the Award under the Plan, the Company will collect Participant’s personal data for purposes of allocating shares of Common Stock and implementing, administering and managing the Plan. The Company’s legal basis for the collection, processing and usage of Participant’s personal data is Participant’s consent.

(b) Stock Plan Administration Service Provider. The Company transfers Participant’s personal data to Shareworks by Morgan Stanley (formerly known as Solium Capital), an independent service provider currently based in Canada, which assists the Company with the implementation, administration and management of the Plan (the “Stock Plan Administrator”). In the future, the Company may select a different Stock Plan Administrator and share Participant’s personal data with another company that serves in a similar manner. The Stock Plan Administrator may open an account for Participant to receive and trade shares of Common Stock acquired under the Plan. The Participant will be asked to agree on separate terms and data processing practices with the Stock Plan Administrator, which is a condition to Participant’s ability to participate in the Plan.

(c) International Data Transfers. The Company and the Stock Plan Administrator are currently based in the United States and Canada, respectively. The Participant should note that Participant’s country of residence may have enacted data privacy laws that are different from the United States and Canada. The Company’s legal basis for the transfer of Participant’s personal data to the United States and Canada is Participant’s consent.

(d) Voluntariness and Consequences of Consent Denial or Withdrawal. Participant’s participation in the Plan and his or her grant of consent is purely voluntary. The Participant may deny or withdraw his or her consent at any time. If Participant does not consent, or if Participant later withdraws his or her consent, Participant may be unable to participate in the Plan. This would not affect Participant’s existing employment or salary; instead, Participant merely may forfeit the opportunities associated with the Plan.

(e) Data Subjects Rights. The Participant may have a number of rights under the data privacy laws in Participant’s country of residence. For example, Participant’s rights may include the right to (i) request access or copies of personal data the Company processes, (ii) request rectification of incorrect data, (iii) request deletion of data, (iv) place restrictions on processing, (v) lodge complaints with competent authorities in Participant’s country of residence, and (vi) request a list with the names and addresses of any potential recipients of Participant’s personal data. To receive clarification regarding Participant’s rights or to exercise his or her rights, Participant should contact his or her local human resources department.

5.6 Adjustments. Participant acknowledges that the Award is subject to adjustment, modification and termination in certain events as provided in these Rules and the Plan. The Company reserves the right to impose other requirements on any Award, any shares of Common Stock acquired pursuant to an Award and Participant’s participation in the Plan to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with applicable law, rules and regulations or to facilitate the operation and administration of the Award and the Plan. Such requirements may include (but are not limited to) requiring Participant to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

5.7 Participant’s Undertaking. As a condition of receiving an Award, Participant agrees to take whatever additional actions and execute whatever additional documents the Company may in its reasonable judgment deem necessary or advisable in order to carry out or effectuate one or more of the obligations or restrictions imposed on Participant pursuant to the express provisions of a Grant Notice or the Plan.

5.8 Fractional Shares. The Company will not be required to issue any fractional shares. Except as the Compensation Committee may otherwise approve, fractional shares will be eliminated by rounding up.

5.9 Notices. Any notice to be given under the terms of these Rules to the Company must be in writing and addressed to the Company in care of the Company’s Senior Vice President, Corporate Services or Secretary at the Company’s principal office or the Senior Vice President, Corporate Services or Secretary’s then-current email address or facsimile number. Any notice to be given under the terms of these Rules to Participant must be in writing and addressed to Participant (or, if Participant is then deceased, to the person entitled to exercise the Options) at Participant’s last known mailing address, email address or facsimile number in the Company’s personnel files. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service, when delivered by a nationally recognized express shipping company or upon receipt of a facsimile transmission confirmation.

5.10 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of these Rules.

5.11 Conformity to Laws. Participant acknowledges that the Plan, the Grant Notice and these Rules are intended to conform to the extent necessary with all applicable laws and, to the extent applicable laws permit, will be deemed amended as necessary to conform to applicable laws.

5.12 Changes in Circumstances. Each Participant assumes all risks incident to any change in the applicable laws or regulations or incident to any change in the value of an Award, or the shares of Common Stock issued pursuant thereto, after the date of grant.

5.13 Successors and Assigns. The Company may assign any of its rights under these Rules to single or multiple assignees, and these Rules will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in the Plan, these Rules will be binding upon and inure to the benefit of the Designated Beneficiaries, heirs, legatees, legal representatives, successors and assigns of the parties hereto.

5.14 Waiver of Breach. The waiver by either party of a breach of any provision of a Grant Notice must be in writing and will not operate or be construed as a waiver of any other or subsequent breach.

5.15 Waiver of Jury Trial. As a condition of receiving an Award, each Participant irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, trial by jury in any suit, action or proceeding arising hereunder.

5.16 Entire Agreement. The Plan, the Grant Notice, the Clawback Policy and these Rules (including any exhibit hereto or thereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof. For the avoidance of doubt, with respect to equity-based awards granted to any eligible individual prior to May 15, 2020, the Rules, Policies and Procedures for Equity Awards Granted to Employees as in effect on the applicable date of grant shall apply.

5.17 Agreement Severable. In the event that any provision of the Grant Notice or these Rules is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of the Grant Notice or these Rules.

5.18 Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. The Grant Notice and these Rules create only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the Awards, and rights no greater than the right to receive the Common Stock as a general unsecured creditor with respect to the Awards, as and when exercised pursuant to the terms hereof.

5.19 Not a Contract of Employment. Nothing in the Plan, the Grant Notice, the Clawback Policy or these Rules confers upon Participant any right to continue in the employ or service of the Company or any Subsidiary or interferes with or restricts in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.

5.20 Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to applicable law, each of which will be deemed an original and all of which together will constitute one instrument.

5.21 Compliance with Laws and other Company Policies. Each Participant accepts any Award subject to compliance with applicable securities laws, these Rules and the Company’s other policies, procedures and guidelines, including without limitation the Company’s Code of Ethics and Business Conduct and Stock Ownership Guidelines.

5.22 Nature of Grant. By participating in the Plan, Participant acknowledges, understands and agrees that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Compensation Committee at any time, to the extent permitted by the Plan;

(b) the grant of the Award is voluntary and occasional and does not create any contractual or other right to receive future grants or benefits in lieu of the Award, even if the Award has been granted in the past;

(c) all decisions with respect to future grants of the Award, if any, will be at the sole discretion of the Compensation Committee;

(d) Participant is voluntarily participating in the Plan;

(e) the Award is not intended to replace any pension rights or compensation;

(f) the Award, the underlying shares of Common Stock, and the income and value of same are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(g) the future value of the underlying shares of Common Stock is unknown, indeterminable and cannot be predicted with certainty;

(h) no claim or entitlement to compensation or damages will arise from forfeiture of the Award resulting from Participant’s Termination of Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any), and in consideration of the grant of the Award to which Participant is otherwise not entitled, Participant irrevocably agrees never to institute any such claim against the Company or any of its Subsidiaries, waive Participant’s ability, if any, to bring any such claim, and release the Company, its Subsidiaries from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant will be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim;

(i) unless otherwise agreed with the Company in writing, the Award, the underlying shares of Common Stock and the income and value of same are not granted as consideration for, or in connection with, any service Participant may provide as a director of a Subsidiary; and

(j) the following provisions apply only if Participant is providing services outside the United States: (A) the Award, the underlying shares of Common Stock, and the income and value of same are not part of normal or expected compensation or salary for any purpose; and (B) neither the Company nor any Subsidiary will be liable for any foreign exchange rate fluctuation between Participant’s local currency and the U.S. dollar that may affect the value of the Award or of any amount due to Participant pursuant to the settlement of the Award or the subsequent sale of any shares of Common Stock acquired upon settlement.

5.23 Certain Modifications for Foreign Participants.

(a) The Compensation Committee may modify Awards granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to address differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters. If Participant is a resident outside of the United States, by accepting an Award, Participant expressly acknowledges and agrees that it is Participant’s express intent that these Rules, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Award, be drawn up in English. If Participant received these Rules, the Plan, a Grant Notice, the Clawback Policy or any other documents related to the Award translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

(b) If a Participant is resident or employed in a country that is a member of the European Union, the grant of an Award and these Rules are intended to comply with the age discrimination provisions of the EU Equal Treatment Framework Directive, as implemented into applicable law (the “Age Discrimination Rules”). To the extent that a court or tribunal of competent jurisdiction determines that any provision of an Award, these Rules or the Plan is invalid or unenforceable, in whole or in part, under the Age Discrimination Rules, the Company, in its sole discretion, will have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under applicable law.

5.24 Not a Public Offering. The grant of the Award under the Plan is not intended to be a public offering of securities in Participant’s country of residence (and country of employment, if different). The Company has not submitted any registration statement, prospectus or other filings to the local securities authorities unless otherwise required under applicable law, and the grant of the Award is not subject to the supervision of the local securities authorities.

5.25 No Advice Regarding Grant. Participant may not rely on the advice of any employee or representative of the Company regarding Participant’s participation in the Plan or Participant’s acquisition or sale of the shares of Common Stock subject to the Award. Investment in shares of Common Stock involves a degree of risk. Before deciding whether to participate in the Plan, Participant should carefully consider all risk factors relevant to the acquisition of shares of Common Stock under the Plan, and Participant should carefully review all of the materials related to the Award and the Plan. Participant is hereby advised to consult with Participant’s own personal tax, legal and financial advisors before taking any action related to the Plan.

5.26 Insider Trading/Market Abuse Laws. Participant acknowledges that the United States has insider trading or market abuse laws and Participant’s country of residence may have similar laws, which may affect Participant’s ability to acquire or sell shares of Common Stock under the Plan during such times that Participant is considered to have “inside information” (as defined by applicable laws). These laws may be the same or different from any Company insider trading policy. Participant acknowledges that it is Participant’s responsibility to be informed of and comply with such regulations, and that Participant is advised to speak to Participant’s personal advisor on this matter.

5.27 Electronic Delivery of Documents. The Company may, in its sole discretion, deliver any documents related to the Award and participation in the Plan or future grants of the Award that may be granted under the Plan, by electronic means unless otherwise prohibited by applicable law. In accepting an Award, Participant expressly consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party-designated by the Company.

5.28 Addendum. Notwithstanding any provision of these Rules to the contrary, the Award will be subject to any special terms and conditions for Participant’s country of residence (and country of employment, if different) as are forth in the addendum to these Rules (the “Addendum”). If Participant transfers residence or employment to another country reflected in the Addendum, the special terms and conditions for such country will apply to Participant to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with applicable law or to facilitate the administration of the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate Participant’s transfer). Any applicable portion of the Addendum will constitute part of these Rules.

ADDENDUM TO THE RULES, POLICIES AND PROCEDURES FOR EQUITY AWARDS

GRANTED TO EMPLOYEES

In addition to the terms of the Plan and the Rules, the Award is subject to the following additional terms and conditions. All defined terms contained in this Addendum will have the same meaning as set forth in the Plan and the Rules. Pursuant to Section 5.28 of the Rules, if Participant transfers Participant’s residence or employment to another country reflected in this Addendum, the additional terms and conditions for such country (if any) will apply to Participant to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with applicable law or to facilitate the administration of the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate Participant’s transfer).

BRAZIL

1. Compliance with Law. By accepting the Award, Participant acknowledges that he or she agrees to comply with applicable Brazilian laws and to pay any and all applicable taxes associated with the vesting or exercise of the Award, the receipt of any dividends, and the sale of shares of Common Stock acquired under the Plan.

2. Labor Law Policy and Acknowledgement. This provision supplements Section 5.22 of the Rules:

By accepting the Award, Participant agrees that (i) the benefits provided under the Rules and the Plan are the result of commercial transactions unrelated to Participant’s employment; (ii) the Rules and the Plan are not a part of the terms and conditions of Participant’s employment; and (iii) the income from the Award, if any, is not part of Participant’s remuneration from employment.

CANADA

1. Settlement in Shares. Notwithstanding anything to the contrary in the Rules or the Plan, any Performance Stock Unit or Restricted Stock Unit will be settled only in shares of Common Stock (and will not be settled in cash).

2. Language Consent. The following provision will apply if Participant is a resident of Quebec:

The parties acknowledge that it is their express wish that the present Rules, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de la présente convention, ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à, la présente convention.

EUROPEAN UNION (“EU”)/EUROPEAN ECONOMIC AREA (“EEA”)/UNITED KINGDOM

If Participant resides and/or is employed in the EU / EEA or the United Kingdom, the following provision replaces Section 5.5 of the Rules:

Data Privacy. The Company’s headquarters is currently located at 9900 West 109th Street, Suite 100, Overland Park, Kansas, 66210, United States of America, and the Company grants Awards under the Plan to employees of the Company and its Subsidiaries in its sole discretion. In conjunction with the Company’s grant of Awards under the Plan and its ongoing administration of such Awards, the Company is providing the following information about its data collection, processing, usage and transfer practices (“Personal

Data Activities”). In accepting the grant of an Award, Participant should review the following information regarding the Company’s data privacy practices.

(a) Data Collection, Processing and Usage. Pursuant to applicable data protection laws, Participant is hereby notified that the Company collects, processes, and uses certain personally-identifiable information about Participant; specifically, including Participant’s name, home address, email address and telephone number, date of birth, social insurance number or other identification number, salary, citizenship, job title, any shares of Common Stock or directorships held in the Company, and details of all Awards or any other equity compensation awards granted, canceled, exercised, vested, or outstanding in Participant’s favor, which the Company receives from Participant or the Employer. In granting the Awards under the Plan, the Company will collect Participant’s personal data for purposes of allocating shares of Common Stock and implementing, administering and managing the Plan. The Company collects, processes and uses Participant’s personal data pursuant to the Company’s legitimate interest of managing the Plan and generally administering employee equity awards and to satisfy its contractual obligations under the terms of the Rules and the Plan. The Participant’s refusal to provide personal data may affect Participant’s ability to participate in the Plan. As such, by participating in the Plan, Participant voluntarily acknowledges the collection, processing and use, of Participant’s personal data as described herein.

(b) Stock Plan Administration Service Provider. The Company transfers Participant’s personal data to the Stock Plan Administrator. In the future, the Company may select a different Stock Plan Administrator and share Participant’s personal data with another company that serves in a similar manner. The Stock Plan Administrator may open an account for Participant to receive and trade shares of Common Stock acquired under the Plan. The Participant will be asked to agree on separate terms and data processing practices with the Stock Plan Administrator, which is a condition to Participant’s ability to participate in the Plan.

(c) International Data Transfers. The Company and the Stock Plan Administrator are currently based in the United States and Canada, respectively. The Participant should note that Participant’s country of residence may have enacted data privacy laws that are different from the United States and Canada. The Company’s legal basis for the transfer of Participant’s personal data to the United States and Canada is to satisfy its contractual obligations under the terms of the Plan, the Grant Notice and these Rules and/or its other legitimate business interests.

(d) Data Retention. The Company will use Participant’s personal data only as long as is necessary to implement, administer and manage Participant’s participation in the Plan or as required to comply with legal or regulatory obligations, including under tax and securities laws. When the Company no longer needs Participant’s personal data, the Company will remove it from its systems. If the Company keeps Participant’s data longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis would be for compliance with relevant laws or regulations.

(e) Data Subjects Rights. Participant may have a number of rights under data privacy laws in Participant’s country of residence. For example, Participant’s rights may include the right to (i) request access or copies of personal data the Company processes, (ii) request rectification of incorrect data, (iii) request deletion of data, (iv) place restrictions on processing, (v) lodge complaints with competent authorities in Participant’s country of residence, and (vi) request a list with the names and addresses of any potential recipients of Participant’s personal data. To receive clarification regarding Participant’s rights or to exercise his or her rights, Participant should contact his or her local human resources department.

UNITED KINGDOM

1. Settlement in Shares. Notwithstanding anything to the contrary in the Rules or the Plan, any Performance Stock Unit or Restricted Stock Unit will be settled only in shares of Common Stock (and will not be settled in cash).

2. Tax Withholding. The following provision supplements Section 5.1 of the Rules:

Notwithstanding any provision of Section 5.1 of the Rules to the contrary, Participant agrees that Participant is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items as and when requested by the Company, the Employer or Her Majesty’s Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). Participant also agrees to indemnify and hold harmless the Company and the Employer against any taxes that each is required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on Participant’s behalf.

3. Exclusion of Claim. Participant acknowledges and agrees that Participant will have no entitlement to compensation or damages insofar as such entitlement arises or may arise from Participant ceasing to have rights under or to be entitled to the Award, whether or not as a result of Participant’s Termination of Service (whether the termination is in breach of contract or otherwise), or from the loss or diminution in value of the Award. Upon the grant of the Award, Participant will be deemed irrevocably to have waived any such entitlement.

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